SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)
     (2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                             LaserSight Incorporated
                (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee
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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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      4)  Date Filed:

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           To:      All LaserSight Employees
           From:    Julie Tockman
           Date:    02/13/98
           Re:      Recent Proxy Material

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           For anyone who owns stock in  LaserSight,  you should have received a detailed proxy-related package by now. You also may have received a call from a representative of Kissell-Blake, a proxy solicitation company that LaserSight has engaged to ensure that all shareholders received their material and to encourage shareholders to return their ballots.

           Rest assured that YOUR VOTE COUNTS and we need your FOR vote on all three proposals. Next week you are scheduled to receive a proxy supplement, which will provide additional details about the Nidek transaction now that the deal is complete.

           Please vote, sign your card, and mail the ballot as soon as possible. It would be a tremendous help to return your ballots well before the Feb. 27 special meeting for shareholders. If you do not return the ballot, your vote will not be counted. Passing these proposals is critical to the future of LaserSight.

           If you have not received your proxy materials, please let me, Greg Wilson or Billie Barnes know right away.